UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) October 15, 2003




                            FirstFed Financial Corp.
             (Exact name of registrant as specified in its charter)



    Delaware                    1-9566                    95-4087449
    --------                    ------                    ----------
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)



  401 Wilshire Boulevard, Santa Monica, California,           90401-1490
  -------------------------------------------------           ----------
         (Address of principal executive offices)             (Zip Code)


       Registrant's telephone number, including area code: (310) 319-6000




                           Total number of pages is 4
                         Index to Exhibit is on Page 3.

ITEM 7.   FINANCIAL STATEMENTS, PRO-FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c) Exhibits

 99.0 FirstFed Financial Corp. Announces Impact of Estimates on Third Quarter 2003 Net Income


ITEM 9.  REGULATION FD DISCLOSURE.

     The Registrant hereby incorporates by reference into this Item 9, FirstFed Financial Corp. Announces Impact of Estimates on Third Quarter 2003 Net Income dated October 15, 2003 attached as Exhibit 99.0, which is being furnished in accordance with Rule 101(e)(1) under Regulation FD and shall not be deemed to be filed.

     A  discussion  of the factors that could  impact the  Registrant's  overall business and financial performance can be found in the Registrant's reports filed with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions and changes therein, competition, consumer preferences and various other matters beyond the Registrant's control. Given these concerns, investors and analysts should not place undue reliance on the enclosed information. These reports speak only as of their stated date, and the Registrant undertakes no obligation to publicly update or revise the reports, although it may do so from time to time as management of the Registrant believes is warranted.

                               S I G N A T U R E S

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            FIRSTFED FINANCIAL CORP.



Dated: September 22, 2003          By:/s/ Douglas J. Goddard
                                      ----------------------
                                          Douglas J. Goddard
                                          Chief Financial Officer

                                INDEX TO EXHIBITS



Item                                                                   Page

99.0     FirstFed Financial Corp. Announces Impact of Estimates on
         Third Quarter 2003 Net Income                                   4

Exhibit 99.0

           FIRSTFED FINANCIAL CORP. ANNOUNCES IMPACT OF ESTIMATES ON
                         THIRD QUARTER 2003 NET INCOME


     Santa Monica, California, October 15, 2003 -- FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced that net income for the quarter ended September 30, 2003 would be increased by approximately $2.5 million, or $0.14 per diluted share, as the result of two changes in estimates that occurred during the quarter. Revised estimates were made of the Bank's repurchase liability for loans sold with recourse, and of the Bank's California Franchise Tax liability related to bad debt reserves.

     Non-interest income will be increased by $1.5 million due to the revised estimate of the repurchase liability for loans sold with recourse. This liability represents the total losses that are estimated to occur over the remaining life of the portfolio of loans sold with recourse, discounted to present value. This change in estimate, which is a non-cash transaction, will increase net earnings for the quarter by approximately $0.9 million, after tax, or approximately $0.05 per diluted share.

     At September 30, 2003, the dollar amount of loans sold with recourse on which the Bank has remaining recourse liability totaled $94 million. The maximum potential recourse liability on this portfolio is $18 million. The Bank's current estimate of the required repurchase liability for loans sold with recourse is $5.4 million. This reduced liability amount reflects the fact that the total portfolio of loans sold with recourse has been experiencing significant pay-offs, and has had better credit experience than was previously estimated. The remaining repurchase liability of $5.4 million is approximately 6% of the total portfolio of loans sold with recourse.

     During 2002, there was a change in the California tax code eliminating the bad debt reserve method for California tax purposes. At that time, the amount of the Bank's bad debt reserve was under review by the California Franchise Tax Board, and the outcome of such review could not be reasonably estimated. The Bank now estimates that the outcome of the review will be favorable and has recorded in the third quarter of 2003 a reduction in tax expense of approximately $1.6 million, or $0.09 per diluted share, net of federal income tax expense.

     The Company expects to announce its final results of operations for the quarter ended September 30, 2003 on October 22, 2003.

     This press release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to: the future pay-off rate on the recourse portfolio and the actual future credit experience thereon, and the outcome of the California Franchise Tax Board's review of the Bank's bad debt reserve. FirstFed disclaims any intent or obligation to update this forward-looking information.